As filed with the Securities and Exchange Commission on March 7, 2023

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

STAGWELL INC.

(Exact name of Registrant as specified in its charter)

Delaware	86-1390679
(State or other jurisdiction of	(IRS Employer
incorporation or organization)	Identification No.)

One World Trade Center, Floor 65, New York, NY	10007
(Address of Principal Executive Offices)	(Zip Code)

STAGWELL INC.

2023 EMPLOYEE STOCK PURCHASE PLAN

(Full title of plan)

Peter McElligott

General Counsel

Stagwell Inc.

One World Trade Center, Floor 65

New York, NY 10007

(Name and address of agent for service)

(646) 412-6857

(Telephone number, including area code, of agent for service)

Copies to:

Paul Tiger

Andrea M. Basham

Freshfields Bruckhaus Deringer US LLP

601 Lexington Avenue

New York, NY 10022

(212) 277-4000

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

PART I

Information Required in the Section 10(a) Prospectus

The information specified in this Part I is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the rules and regulations of the Securities and Exchange Commission (the “SEC”) and the instructions to Form S-8, such documents are not being filed with the SEC either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

PART II

Information Required in the Registration Statement

Item 3. Incorporation of Documents by Reference

Stagwell Inc. (the “Registrant,” “we,” “us” or “our”) hereby incorporates by reference into this Registration Statement the following documents previously filed with the SEC:

(a)	The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2022 (the “Annual Report”), filed by the Registrant with the SEC on March 6, 2023;
(b)	The information specifically incorporated by reference into the Annual Report from the Registrant’s definitive proxy statement on Schedule 14A, filed by the Registrant with the SEC on May 2, 2022;
(c)	The Registrant’s Current Report on Form 8-K, filed by the Registrant with the SEC on March 1, 2023; and
(d)	The description of the Registrant’s Class A common stock contained in the Registrant’s Current Report on Form 8-K12B, filed by the Registrant with the SEC on July 30, 2021, as updated by Exhibit 4.3 to the Annual Report, including any amendments or reports filed for the purpose of updating such description.

All other reports and documents filed by the Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) subsequent to the filing of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which de-registers all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents. The Registrant is not, however, incorporating any documents or information that the Registrant is deemed to furnish and not file in accordance with SEC rules. Any statement contained in a document incorporated or deemed incorporated by reference in this Registration Statement will be deemed modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed document that also is deemed incorporated by reference in this Registration Statement modifies or supersedes that statement.

Item 4. Description of Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel

Not applicable.

Item 6. Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law (“DGCL”) authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers under certain circumstances and subject to certain limitations. The terms of Section 145 of the Delaware General Corporation Law are sufficiently broad to permit indemnification under certain circumstances for liabilities, including reimbursement of expenses incurred, arising under the Securities Act.

As permitted by the DGCL, our amended and restated certificate of incorporation and amended and restated bylaws contain provisions relating to the limitation of liability and indemnification of directors and officers. The amended and restated certificate of incorporation provides that the Registrant may provide indemnification of (and advancement of expenses to) its current and former directors, officers and agents (and any other persons to which the DGCL permits the Corporation to provide indemnification) through bylaw provisions, agreements with such agents or other persons, votes of stockholders or disinterested directors or otherwise to the fullest extent permitted by the DGCL or any other law of the State of Delaware as it exists or as it may in the future be amended.

Our amended and restated bylaws provide that the Registrant shall, to the fullest extent permitted or required by the DGCL or other applicable law, as the same exists or may hereafter be amended, indemnify and hold harmless any person who is or was a director or officer of the Registrant and who is or was involved in any manner (including, without limitation, as a party or a witness) or is threatened to be made so involved in any proceeding by reason of such person’s alleged action in an official capacity as a director, officer or agent, or in any other capacity while serving as a director, officer or agent, against all expenses, liabilities and losses actually and reasonably incurred by such person in connection with such proceeding. Our amended and restated bylaws also provide that we shall advance the expenses incurred by a director or officer, whether prior to or after final disposition, and permit us to secure insurance on behalf of any director, officer, employee, or other agent for any liability arising out of his or her action in that capacity, whether or not the DGCL would otherwise permit indemnification.

We have entered into indemnification agreements with each of our directors and executive officers and certain other key employees. The form of agreement provides that we will indemnify each of our directors, executive officers and such other key employees against any and all losses incurred by that director, executive officer, or other key employee in connection with a claim related to his or her status as a director, executive officer, employee or agent of the Registrant to the fullest extent permitted by Delaware law. In addition, the form of agreement provides that we will advance all expenses actually and reasonably paid or incurred by our directors, executive officers and other key employees in connection with such claims.

We maintain insurance policies that indemnify our directors and officers against various liabilities arising under the Exchange Act that might be incurred by any director or officer in his or her capacity as such.

Item 7. Exemption from Registration Claimed

Not applicable.

Item 8. Exhibits

EXHIBIT INDEX

Exhibit No.	Description	Method of Filing
4.1	Second Amended and Restated Certificate of Incorporation of Registrant, as amended.	Incorporated by reference to Exhibit 3.1 to the Registrant’s Annual Report on Form 10-K filed on March 17, 2022.
4.2	Amended and Restated Bylaws of Registrant.	Incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K filed on August 2, 2021.
4.3	Stagwell Inc. 2023 Employee Stock Purchase Plan.	Filed herewith.
5.1	Opinion of Freshfields Bruckhaus Deringer US LLP, as to the legality of the Shares registered hereunder.	Filed herewith.
23.1	Consent of Freshfields Bruckhaus Deringer US LLP.	Included in Exhibit 5.1.
23.2	Consent of Deloitte & Touche LLP, independent auditors.	Filed herewith.
24.1	Power of Attorney.	Included on the signature page to this Registration Statement.
107	Filing Fee Table.	Filed herewith.

Item 9. Undertakings

A. The undersigned Registrant hereby undertakes:

(1)	to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act,

(ii)  to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement, and

(iii)  to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided , however , that clauses A(1)(i) and A(1)(ii) above shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement;

(2)	that for the purpose of determining any liability under the Securities Act each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)	to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the Registrant’s offering.

B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York on this 7th day of March, 2023.

STAGWELL INC.

By:	/s/ Frank Lanuto
Name:	Frank Lanuto
Title:	Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS that each person whose signature appears below constitutes and appoints Mark Penn, Frank Lanuto and Edmund Graff and each of them, his or her true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this registration statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each of said attorney-in-fact and agents or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

This Power of Attorney may be executed in multiple counterparts, each of which shall be deemed an original, but which taken together shall constitute one instrument.

IN WITNESS WHEREOF, each of the undersigned has executed this Power of Attorney as of the date indicated.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Mark Penn	Chief Executive Officer (Principal Executive Officer) and Director	March 7, 2023
Mark Penn
/s/ Frank Lanuto	Chief Financial Officer (Principal Financial Officer)	March 7, 2023
Frank Lanuto
/s/ Vincenzo DiMaggio	Chief Accounting Officer (Principal Accounting Officer)	March 7, 2023
Vincenzo DiMaggio

/s/ Charlene Barshefsky	Director	March 7, 2023
Charlene Barshefsky

/s/ Bradley Gross	Director	March 7, 2023
Bradley Gross

/s/ Wade Oosterman	Director	March 7, 2023
Wade Oosterman

/s/ Desirée Rogers	Director	March 7, 2023
Desirée Rogers

/s/ Eli Samaha	Director	March 7, 2023
Eli Samaha

/s/ Irwin D. Simon	Director	March 7, 2023
Irwin D. Simon

/s/ Rodney Slater	Director	March 7, 2023
Secretary Rodney Slater

/s/ Brandt Vaughan	Director	March 7, 2023
Brandt Vaughan